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                                                               EXHIBIT (h)(2)(b)

                                  AMENDMENT TO
                            ADMINISTRATION AGREEMENT

         This Amendment is made as of January 1, 2000, between THE EMPIRE BUILDER TAX FREE BOND FUND, a Massachusetts business trust (the "Trust"), BISYS FUND SERVICES LIMITED PARTNERSHIP, d/b/a BISYS FUND SERVICES ("BFSLP"), and BISYS FUND SERVICES OHIO, INC. (the "New Administrator"). The parties hereby amend the Administration Agreement (the "Agreement") between the Trust and BFSLP, dated as of October 1, 1996, as set forth below.

         WHEREAS, the parties hereto wish to substitute the New Administrator for BFSLP as the administrator under the Agreement;

         WHEREAS, the parties hereto wish to modify Article 2 of the Agreement, entitled "Administrative Services," for the purpose of more specifically delineating the services to be provided under the Agreement but not for the purpose of expanding or reducing the scope of such services;

         WHEREAS, the parties hereto wish to modify Article 4 of the Agreement, entitled "Compensation of the Administrator"; and

         WHEREAS, the parties hereto wish to modify Schedule A to the Agreement, by amending the sections entitled "Fees" and "Term".

         NOW THEREFORE, in consideration of the foregoing and the mutual premises and convenants herein set forth, the parties agree as follows:

         1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

         2. The New Administrator shall replace BFSLP as the Administrator under the Agreement.

         3. Article 2 of the Agreement, entitled "Administrative Services", shall be amended by replacing the items described in paragraphs
              (a)-(r) on pages 2-4 with the following:

                  Without limiting the generality of the foregoing, the Administrator shall perform the services described in Schedule B attached hereto.

         4. Article 4 of the Agreement, entitled "Compensation of the Administrator", shall be amended by adding the following language at the end of the first paragraph of subsection (A):

                  The Trust shall also reimburse the Administrator for its reasonable out-of-pocket expenses, provided that such expenses are approved in advance, in writing, by either (1) the Trust's Board of Trustees or (2) the investment adviser to the Trust.


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         5.   Schedule B, which is appended hereto, shall be added to the
              Agreement.

         6. Schedule A to the Agreement shall be amended by replacing the fee schedule contained in the section entitled "Fees" with the following:

                  Fifteen one-hundredths of one percent (.15%) of the Trust's average daily net assets, subject to an annual minimum fee of $200,000.

         7. Schedule A to the Agreement shall be further amended by replacing the first and second sentences of the first paragraph in the section entitled "Term" with the following:

                  The initial term of this Agreement shall be for a period commencing on October 1, 1996 and ending on December 31, 1997. This Agreement shall be renewed automatically for successive periods of one year after the Initial Term, unless written notice of nonrenewal is provided by either party not less than sixty days prior to the end of the then-current term.

         8. Schedule A to the Agreement, shall be further amended by replacing the last paragraph of the section entitled "Term" with the following:

                  If, for any reason other than non-renewal, mutual agreement of the parties or a material breach that has not been remedied in accordance with the terms of this Agreement, the Administrator is replaced as the service provider under this Agreement or, if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-contractor appointed by the Administrator as provided in Article 8 herein), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement and not as a penalty, to the Administrator equal to the balance due the Administrator for the remainder of the then-current term of this Agreement assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of Trust assets for the twelve months prior to the date the Administrator is replaced or a third party is added by the Trust.

                  In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the one-time cash payment set forth above shall be applicable in those instances in which the Administrator is not retained to provide services consistent with this Agreement, including the level of assets subject to




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                  such services. The one-time cash payment referenced above
                  shall be due and payable within thirty (30) days following the first day on which the Administrator is replaced or a third party is added by the Trust.

                  The parties further acknowledge and agree that, in the event the Administrator is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by the Administrator would be extremely difficult, and (ii) the cash payment provision contained herein is intended to adequately compensate the Administrator for damages incurred and is not intended to constitute any form of penalty.

         9. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

         10. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                  THE EMPIRE BUILDER TAX FREE BOND FUND

                                  By:  _____________________________________

                                  Title:  ___________________________________

                                  BISYS FUND SERVICES LIMITED PARTNERSHIP

                                  BY: BISYS FUND SERVICES, INC., GENERAL PARTNER

                                  By:  _____________________________________

                                  Title: ____________________________________

                                  BISYS FUND SERVICES OHIO, INC.

                                  By :  ____________________________________

                                  Title:  ___________________________________



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                                   SCHEDULE B

                   TO THE ADMINISTRATION AGREEMENT DATED AS OF
           OCTOBER 1, 1996, AS AMENDED AS OF JANUARY 1, 2000, BETWEEN
                      THE EMPIRE BUILDER TAX FREE BOND FUND
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                                    SERVICES

     ADMINISTRATION

a.   Maintain and manage annual regulatory filing calendar.
b. Manage the process of printing and distributing prospectuses and prospectus supplements. This includes, but is not limited to, decisions regarding quantities and layout, price negotiation, invoice control and management of the mailing process.
c. Manage the process of printing and distributing proxy materials. This includes, but is not limited to, decisions regarding quantities, compilation of shareholder data, price negotiation and management of the mailing process.
d. Coordinate the layout and printing of all other communications to shareholders and manage the process of mailing such communications.
e. Prepare for and conduct shareholder meetings. This includes, but is not limited to, preparation of scripts and preparation of reports that reflect voting results.
f. Supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes.
g.   Prepare and file Form N24-F2.
h.   Obtain tax identification numbers from the IRS for each Fund portfolio.
i.   Assist Fund's Independent Accountants with 17f-2 audit process.
j.   Assist Fund in obtaining Fund ratings from NRSROs.
k.   Obtain Fund CUSIPs.
l.   Assist in the completion of trustee/officer questionnaires.
m. Assist the Fund in the preparation of appropriate documentation and records relating to the contribution of seed money capital.
n. Maintain books and records on behalf of the Fund, as agreed upon by the parties.
o. Provide individuals reasonably acceptable to the Fund's Board of Trustees to serve as officers of the Fund, who will be responsible for management of certain of the Fund's affairs as determined by the Fund's Board of Trustees.
p. Administer contracts on behalf of the Fund with, among others, the Fund's investment adviser, distributor, custodian, transfer agent and fund accountant.
q. Perform all administrative services and functions of the Fund to the extent administrative services and functions are not provided to the Fund pursuant to the Fund's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement and fund accounting agreement. Such services shall include, but not be limited to, (i) examining and reviewing the operations and performance of the various organizations providing services to the Fund, including, without limitation, the investment adviser, distributor, custodian, fund accountant,



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     transfer agent, outside legal counsel and independent public accountants, and at the request of the Board of Trustees, reporting to the Board on the performance of such organizations, (ii) advising the Fund and its Board of Trustees on matters concerning the Fund and its affairs, (iii) assisting with the design, development, and operation of the Fund's portfolios, including new classes, investment objectives, policies and structure and
     (iv) furnishing advice and recommendations with respect to other aspects of the business and affairs of the Fund as the Fund and the Administrator shall determine desirable.

     COMPLIANCE

a. Review monthly compliance reports that are prepared by the investment adviser(s).
b.   Perform independent monthly portfolio compliance testing.
c. Prepare quarterly tax compliance checklist for use by investment adviser(s).
d.   Provide appropriate assistance with respect to SEC inspections including
     (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with SEC staff members, as necessary.
e. Provide appropriate assistance with respect to audits conducted by the Fund's independent accountants including (i) compiling data and other information and (ii) communicating with independent accountants, as necessary.
f. Consult with and advise, on a proactive basis, Fund portfolio managers with respect to compliance matters.
g. Prepare quarterly brokerage allocation compliance checklist and supporting documentation for use by investment adviser(s).
h. Provide on-site compliance training for investment advisory personnel, as requested.
i.   Preparation of Fund-specific compliance manual.

     TAX AND FINANCIAL SERVICES

a.   Prepare semi-annual/annual financial statements.
b. Prepare and file Form N-SAR and all notices that are required pursuant to Rule 24f-2.
c. Calculate/distribute all standard performance information including, but not limited to, yields, tax-equivalent yields and total return, as appropriate.
d.   Prepare annual Fund expense budget and monthly accrual analyses.
e. Calculate/validate/approve Fund expenses to be paid and control all disbursements for the Fund.
f.   Register Fund portfolios with NASDAQ.
g.   Prepare financial materials for Board books.
h. Calculate declaration of income/capital gain distributions in compliance with income/excise tax distribution requirements and supervise the transfer agent with respect to the payment of dividends and other distributions to shareholders.
i. Review all dividend declarations to ensure that such distributions are not "preferential" under the Internal Revenue Code.
j. Coordinate and supervise the preparation and filing of federal and state income tax returns and federal excise tax returns within statutory deadlines.



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k.   Prepare/distribute year-end shareholder tax information letters and Forms
     1099-MISC for trustee fees/vendor payments within 30 days of calendar year-end.
l. Monitor and advise the Fund regarding its registered investment company status under the Internal Revenue Code of 1986, as amended and provide on-site compliance/consulting for portfolio managers focused on the impact of changes in tax laws and managing a tax-efficient mutual fund.
m.   Provide on-site consulting services for conversions.
n.   Provide expense budgeting consulting to review expense ratios/fee waivers.
o. Leverage BISYS' relationships with all "Big 5" accounting firms for clients' benefit.
p. Produce semi-annual/annual reports and other communications to shareholders, with the assistance of the Fund's investment adviser.
q. As appropriate, compute expense ratios, portfolio turnover rate and portfolio average dollar-weighted maturity.

     LEGAL SERVICES
                                     GENERAL

a. Maintain files of registration statements, Fund contracts, Fund proxies and other Fund legal documents.
b.   Provide legal consultation with respect to product development issues.
c. Provide assistance concerning matters pertaining to Federal securities laws, bank regulatory issues, tax-related issues and ERISA issues.
d.   Provide information concerning current legal and regulatory developments.
e.   Provide comments, as appropriate, concerning regulatory agency proposals.
f. Maintain appropriate insurance coverage on behalf of the Fund in the form of (i) a Directors & Officers/Errors & Omissions professional liability and
     (ii) a Fidelity Bond in accordance with applicable laws and regulations.
g. Prepare memoranda and other correspondence that outlines the terms and conditions of the insurance policies described in item (f) above.

                              BOARD MEETING MATTERS

a. Maintain calendar and files for all Board meetings, including the maintenance of Fund minute books and corporate records (e.g., Articles of Incorporation/Declaration of Trust, Bylaws).
b.   Prepare quarterly Board meeting responsibility chart.
c.   Provide appropriate personnel to attend Board meetings.
d.   Prepare Board agendas and relevant sections of Board materials.
e.   Produce and distribute Board books.
f.   Record minutes of Board meetings.

                             REGISTRATION STATEMENTS

a. Manage the process of updating and filing the annual update post-effective amendment to the Fund's registration statement by (i) reviewing or recommending




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     proposed disclosure changes, (ii) compiling data for purposes of updating information, (iii) receiving disclosure comments and communicating them to counsel to the Fund and the financial printer and (iv) overseeing and approving revisions that are made by the financial printer.
b. Prepare periodic supplements to Fund prospectuses or, if the parties agree, review such supplements that are prepared by counsel to the Fund.

                                 PROXY MATERIALS

a.   Assist counsel to the Fund in preparing proxy statements.

     BLUE SKY

a. Qualify the Fund and its shares with appropriate state blue sky authorities upon client authorization by preparing necessary reports, applications and documents and making all necessary filing.
b.   Amend and renew sales permits as required from time to time.
c. Monitor the sales of shares in individual states on a daily basis upon receipt of sales information and, when required, report sales to appropriate states.
d.   Maintain Fund blue sky filing calendars.
e.   Address all blue sky audit and examination issues.
f.   Conduct blue sky fee analysis, upon request.
g.   Produce checks required for state filing fees ($8.00 per check).



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